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Exhibit 10.32

November 7, 2006

Tim Kleczka
Senior Vice President, EMEA
New Horizons Computer Learning Centers
Eschertoren 11
2316 ET Leiden
Netherlands

Dear Tim:

        I am pleased to confirm the principal terms of your new position as Senior Vice President, Corporate Operations effective immediately upon acceptance. The position will report directly to me and as we discussed, upon acceptance you and I will partner to place and transition a new Regional Vice President for EMEA.

        Your compensation and benefits package will consist of the following items:

1.
$240,000 annual base salary.

2.
A bonus program for 2007 and 2008 that will be targeted to pay $120,000. The bonus will be based on the corporation achieving its annual net profit budget. You will participate in formulation of specifics of the plan, which then must be approved by the Compensation Committee of the Board of Directors. In general, I expect the plan to indicate that the company must achieve a minimum of 81% of its net profit budget for you to receive any portion of the bonus, except as noted below. One possibility for the plan may be the following, as we discussed.

Percent of Budget Achieved	Percent of Target Bonus Paid

81% - 100%	5% for every 1%

101% +	2% for every 1% over 100%

Examples	Examples

80%	0%

81%	5%

90%	50%

100%	100%

105%	110%

125%	150%

  a.
  The bonus will be paid annually one full pay period after the Board of Directors approves the company annual financial reports.

  b.
  You will be guaranteed a payout of 25% of the targeted amount of your bonus for 2007 and 2008.

  c.
  Your bonus for 2006 will be based on the results of EMEA according to the terms goals, amounts of the plan you have had for the 2006 year.
3.
You will receive a grant of options to purchase 35,000 shares in the company upon approval of Board of Directors. The strike price of the options will be the closing price of the stock on date of the official grant. The options will vest over a three year period and vesting will be contingent on you relocating to the Philadelphia area by August, 2007. All additional terms of the options will be according to company omnibus stock option plan.

4.
Participation at current level in company healthcare and similar benefits to include vacation and sick time accruals.

        In conjunction with your relocation to the Philadelphia area, the company will provide reimbursement for the following costs.

•
Non-recurring costs associated with your family relocating to the Philadelphia metropolitan area by August, 2007 up to a maximum of $100,000, with this maximum amount to be adjusted based on you getting written estimates over a 120 day period after accepting this offer. Examples of items contemplated for this reimbursement are the following:

Item	Estimate
--> Commission on selling home	$35,000
-->Additional non-recurring costs associated with selling home	5,000
--> Non-recurring costs to purchase home	2,500
--> Cost to move household goods	15,000
--> Two one-week house hunting trips @ $5,000 each	10,000
--> Spousal green card and related costs	5,000
--> Tax advise for 2007 tax readjustment year	2,500
--> One time "Re-establishment" costs (i.e. US electrical)	25,000
•
You will receive a tax gross-up for any of the above items that are deemed taxable income.

•
Living expenses associated with relocation over and above normal travel expenses until your family relocates to the Philadelphia metropolitan area, no later than August, 2007, as follows:

-->
Housing over and above hotel expenses per travel policy.

-->
Meals or food per travel policy or similar.

-->
Rental car per company policy until personal car acquired.

•
Reimbursement of travel costs of up to $7,500 annually four up to for years from the date of your relocation for your son to visit the US or for your family to visit you son in Europe relocation while your son is in university.

        You will also receive termination benefits as follows:

•
In the event you are terminated within 24 months of your family relocating to the Philadelphia metropolitan area, no later than August, 2007, for any reason other than cause, severance will be paid in the form or salary continuation for a period of 12 months.

•
In the event you are terminated after 24 months of your family relocating to Philadelphia for any reason other than cause, severance will be paid in the form of salary continuation for a period of 6 months.

        If you should resign voluntarily within one year of your family relocating to Philadelphia, you will pay back 100% of the money that the company has paid toward your relocation expenses, and if you resign voluntarily after one year after your relocation to Philadelphia, but before two years after your relocation, then you will pay back 50% of the money the company paid toward relocation expenses.

        You will continue to receive reimbursement of normal business expenses in pursuit of your responsibilities according to company policy.

        By November 30, 2006, you and I will agree on final base salary, bonus and educational adjustments based on tax and legal advice you and / or I receive from your personal and / or company professionals.

        Your employment relationship with New Horizons is an "at will" nature meaning we cannot guarantee employment for any specific duration. You are free to resign and the company is entitled to terminate your employment at any time, with or without cause. This provision cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor.

        Tim, I'm very excited about this new opportunity for you. I enthusiastically look forward to supporting your success and to having you play a key role in driving the company's success. If the foregoing meets with your approval, please sign and return a copy of this letter at your first convenience.

Very truly yours,

/s/  MARK A. MILLER

Mark A. Miller
President, Chief Executive Officer

AGREED AND ACCEPTED:

/s/ TIM KLECZKA Tim Kleczka	7/11/06 Date

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  Exhibit 10.32